№. ***********

COMMON SHARES **********

----------------------SPECIMAN ------------------------

Offsite Docs Inc.

Organized under the Laws of the State of Nevada

Par Value $0.025

THIS CERTIFIES THAT ********************* is the registered holder of ********* Shares of the Capital Stock transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed.

IN WITNESS WHEREOF, the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal is to be hereunto affixed this ******** day of **************, A.D. *********

______________________ ______________________

PRESIDENT SECRETARY